Exhibit 4.1

SHARE CERTIFICATE

Number [A1]	Shares [1]

SMJ INTERNATIONAL HOLDINGS INC.
(THE “cOMPANY”)

THIS SHARE CERTIFICATE CERTIFIES THAT as of [date], [Name of Shareholder] of [Address of Shareholder] is the registered holder of [1] fully paid Class A Ordinary Share[s] of nominal or par value of US$0.0002 each in the above named Company which are held subject to, and transferable in accordance with, the Memorandum and Articles of Association of the Company (as Revised).

In Witness Whereof the Company has authorised this certificate to be issued on [date].

By

Director